Putnam Global Sector Fund
4/30/17 Semi-Annual

Because the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A	  53
Class B    2
Class C    4
Class M    *

72DD2

Class R     *
Class Y	   26

* Represents less than 1(000s omitted)

73A1

Class A	  0.124
Class B   0.041
Class C   0.059
Class M   0.013

73A2

Class R	  0.093
Class Y	  0.147

74U1

Class A	  439
Class B	   52
Class C	  110
Class M	    5

74U2

Class R	    1
Class Y	  261

74V1

Class A	   11.17
Class B	   10.96
Class C	   10.94
Class M	   11.20

74V2

Class R	  11.18
Class Y	  11.21


61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.